Exhibit 3.1

STATEMENT OF RESOLUTION ESTABLISHING THE DESIGNATION OF

FIXED-TO-FLOATING RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

GENERAL MOTORS FINANCIAL COMPANY, INC.

General Motors Financial Company, Inc. (the “Company”), a corporation organized and existing under the laws of the state of Texas, does hereby certify that, pursuant to authority conferred upon the Company’s Board of Directors (the “Board”) by the Company’s Amended and Restated Certificate of Formation (as so amended and as further amended from time to time, the “Amended and Restated Certificate of Formation”) and pursuant to Sections 21.155 and 21.156 of the Texas Business Organizations Code (the “TBOC”), the Board, by all necessary action on the part of the Company and by unanimous written consent dated August 21, 2017, adopted resolutions (a) authorizing a new series of the Company’s previously authorized preferred stock, par value $0.01 per share (the “Preferred Stock”), and (b) providing for the designations, preferences, and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of One Million (1,000,000) shares of Fixed-to-Floating Rate Cumulative Perpetual Preferred Stock, Series A, of the Company, as follows:

RESOLVED, that pursuant to the authority granted to the Board in accordance with the provisions of the Company’s Amended and Restated Certificate of Formation, the Board hereby authorizes a series of the Company’s Preferred Stock, and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges and restrictions thereof as follows:

1.    Definitions. The following terms used herein shall be defined as set forth below:

“Business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

“Bylaws” means the Second Amended and Restated Bylaws of the Company, as they may be amended or restated from time to time.

“Common Stock” means the common stock of the Company, $0.0001 par value per share.

2.    Designation and Number of Shares. A series of Preferred Stock designated the “Fixed-to-Floating Rate Cumulative Perpetual Preferred Stock, Series A” (hereinafter called “Series A Preferred Stock”) is established hereby, and the authorized number of shares that shall constitute such series shall be 1,000,000 shares, $0.01 par value per share, and such shares shall have a liquidation preference of $1,000 per share. The number of shares constituting the Series A Preferred Stock may be increased from time to time by resolution of the Board or a duly authorized committee of the Board in accordance with the Amended and Restated Certificate of Formation (as then in effect), the Bylaws (as then in effect) and Texas law up to the maximum number of shares of Preferred Stock authorized to be issued under the Amended and Restated Certificate of Formation (as then in effect) less all shares at the time authorized of any other series of Preferred Stock or decreased from time to time by a resolution of the Board or a duly authorized committee of the Board in accordance with the Amended and Restated Certificate of Formation (as then in effect), the Bylaws (as then in effect) and Texas law but not below the number of shares of Series A Preferred Stock then outstanding. Shares of Series A Preferred Stock shall be dated the date of issue, which date shall be referred to herein as the “original issue date.” Shares of outstanding

Series A Preferred Stock that are redeemed, purchased or otherwise acquired by the Company shall be cancelled and shall revert to authorized but unissued shares of the Company’s Preferred Stock, undesignated as to series.

3.    Ranking. The shares of Series A Preferred Stock shall rank, with respect to the payment of dividends or the distribution of assets upon the Company’s liquidation or winding up:

(a) senior, as to dividends and upon liquidation and winding-up, to the Common Stock and to any other class or series of capital stock of the Company now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that such class or series ranks pari passu with the Series A Preferred Stock or senior to the Series A Preferred Stock as to dividends and upon liquidation and winding-up, as the case may be (collectively, “Series A Junior Securities”);

(b) on a parity, as to dividends and upon liquidation and winding-up, with any class or series of capital stock of the Company now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that such class or series ranks senior or junior with the Series A Preferred Stock as to dividends and upon liquidation and winding-up, as the case may be (collectively, “Series A Parity Securities”); and

(c) junior, as to dividends and upon liquidation and winding-up, to any other class or series of capital stock of the Company now or hereafter authorized, issued or outstanding (if the issuance is approved by the requisite consent of the holders of the Series A Preferred Stock) that, by its terms, expressly provides that such class or series ranks senior to the Series A Preferred Stock as to dividends and upon liquidation and winding-up and all of the Company’s existing and future debt obligations, as the case may be.

The Company may authorize and issue additional shares of Series A Junior Securities and Series A Parity Securities from time to time without the consent of the holders of the Series A Preferred Stock.

4.    Dividends.

(a)    Holders of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board or a duly authorized committee of the Board, on each Series A Dividend Payment Date (as defined below), out of funds legally available for the payment of dividends thereof, cumulative cash dividends based on the liquidation preference of the Series A Preferred Stock of $1,000 per share at a rate equal to (i) 5.750% per annum for each Series A Dividend Period (as defined below) from the original issue date of the Series A Preferred Stock to, but excluding, September 30, 2027 (the “Fixed Rate Period”) and (ii) three-month LIBOR (as defined below) plus a spread of 3.598% per annum for each Series A Dividend Period beginning on or after September 30, 2027 to, but excluding, the date of redemption (if any) of the Series A Preferred Stock (the “Floating Rate Period”). If the Company issues additional shares of the Series A Preferred Stock after the original issue date, dividends on such shares may accrue from the original issue date or any other date specified by the Board or a duly authorized committee of the Board at the time such additional shares are issued.

(b)    If declared by the Board or a duly authorized committee of the Board, cash dividends will be payable on the Series A Preferred Stock semi-annually in arrears on March 30 and September 30 of each year, beginning on March 30, 2018 and ending on September 30, 2027 and, thereafter, quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, beginning on December 30, 2027, each such day a “Series A Dividend Payment Date”; provided, however, that (i) if any scheduled dividend payment date up to and including the September 30, 2027 scheduled dividend payment date is not a Business day, then the payment will be made on the next succeeding Business day and no additional dividends will accrue as a result of that postponement. If any scheduled dividend payment date thereafter is not a Business day, then the dividend payment date will be postponed to the next succeeding Business day unless such day falls in the next calendar month, in which case the dividend payment date will be brought forward to the immediately preceding day that is a Business day, and, in either case, dividends will accrue to, but excluding, the date dividends are paid. If the Board or a duly authorized committee of the Board does not declare a dividend (or declares less than full dividends) payable in respect of any Series A Dividend Period, such dividend (or any portion of such dividend not declared) shall accumulate and an amount equal to such accumulated dividend (or such undeclared portion thereof) shall become payable out of assets legally available therefor upon the liquidation or winding up of the Company (or earlier redemption of such shares of Series A Preferred Stock), to the extent not paid prior to such liquidation or winding up or earlier redemption, as the case may be.

(c)    Dividends will be payable to holders of record of the Series A Preferred Stock on the applicable record date, which shall be the 15th calendar day before the applicable Series A Dividend Payment Date, or such other record date, not less than 10 calendar days nor more than 60 calendar days before the applicable Series A Dividend Payment Date, as such record date shall be fixed by the Board or a duly authorized committee of the Board.

(d)    A “Series A Dividend Period” is the period from and including a Series A Dividend Payment Date to, but excluding, the next succeeding Series A Dividend Payment Date, except that the initial Series A Dividend Period will commence on and include the original issue date of Series A Preferred Stock and continue to but exclude March 30, 2018. Dividends payable on the Series A Preferred Stock for the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series A Preferred Stock for the Floating Rate Period will be computed by multiplying the per annum dividend rate in effect for that Floating Rate Period by a fraction, the numerator of which shall be the actual number of days in that Floating Rate Period and the denominator of which shall be 360, and by multiplying the rate obtained by $1,000 to determine the dividend per share of Series A Preferred Stock. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series A Preferred Stock will cease to accrue on the redemption date, if any, with respect to the Series A Preferred Stock, unless the Company defaults in the payment of the redemption price of the Series A Preferred Stock called for redemption.

(e)    The dividend rate for each Series A Dividend Period during the Floating Rate Period will be determined by the calculation agent using three-month LIBOR (as defined below) as in effect on the second London business day (as defined below) immediately preceding the first day of the Series A Dividend Period, which date is the “dividend determination date” for the applicable Series A Dividend Period. The calculation agent then will add the spread of 3.598% per annum to the three-month LIBOR rate as determined on the dividend determination date. Absent manifest error, the calculation agent’s determination of the dividend rate, and its calculation of the amount of dividends, for a Series A Dividend Period will be binding and conclusive on holders of Series A Preferred Stock, the transfer agent and the Company. A “London business day” is any day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is a day on which dealings in U.S. dollars are transacted in the London interbank market.

The term “three-month LIBOR” means the rate for deposits in U.S. dollars for a period of three months, commencing on the first day of such dividend period, that appears on Reuters screen page

“LIBOR01”, or any successor page, at approximately 11:00 a.m., London time, on that dividend determination date. If no such rate appears on Reuters screen page “LIBOR01”, or any successor page, on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, after consultation with the Company, will request the principal London offices of each of four major reference banks in the London interbank market, selected by the calculation agent as directed by the Company, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of such dividend period, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that dividend determination date and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that dividend determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, LIBOR will be determined for the first day of such dividend period as the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York time, on that dividend determination date, by three major banks in New York City, selected by the calculation agent as directed by the Company, for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the first day of such dividend period, and in a principal amount that is representative of a single transaction in U.S. dollars in that market at that time. If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that dividend determination date will be the same as LIBOR for the immediately preceding dividend period, or, if there was no such dividend period, the dividend payable will be based on the initial dividend rate.

(f)    Dividends on the Series A Preferred Stock will be cumulative whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared. No distributions will be declared or paid or set aside for payment (nor will any other distribution be declared or made upon any of the Company’s common shares, Series A Junior Securities or Series A Parity Securities, nor will any of the Company’s common shares, Series A Junior Securities or Series A Parity Securities be redeemed, purchased or otherwise acquired by the Company, directly or indirectly, for any consideration) unless full cumulative distributions on the shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared.

(g)    So long as any share of Series A Preferred Stock remains outstanding, unless full dividends for the then-current dividend period and all past dividend periods on all outstanding shares of Series A Preferred Stock have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside), subject to certain exceptions set forth in clauses (i), (ii) and (iii) of this paragraph (g):

(1)	no dividend shall be declared or paid or set aside for payment, and no distribution shall be declared or made or set aside for payment, on any Series A Junior Securities;

(2)	no shares of Series A Junior Securities shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly; and

(3)	no shares of Series A Parity Securities shall be repurchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly, other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series A Preferred Stock and such Series A Parity Securities during a dividend period.

(i)	The foregoing limitation with respect to Series A Junior Securities does not apply to:

(1)	repurchases, redemptions or other acquisitions of shares of Series A Junior Securities in connection with (A) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or (B) a dividend reinvestment plan or shareholder stock purchase plan;

(2)	purchases or repurchases of shares of Series A Junior Securities pursuant to a contractually binding requirement to buy Series A Junior Securities existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

(3)	an exchange, redemption, reclassification or conversion of any class or series of Series A Junior Securities for any class or series of Series A Junior Securities;

(4)	the purchase of fractional interests in shares of the Company’s Series A Junior Securities under the conversion or exchange provisions of the Series A Junior Securities or the security being converted or exchanged;

(5)	any declaration of a dividend payable solely in Series A Junior Securities in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan (so long as such right to stock or other property only consists of Series A Junior Securities or the right to purchase Series A Junior Securities), or the redemption or repurchase of rights pursuant to the plan; or

(6)	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

(ii)	The foregoing limitation with respect to Series A Parity Securities does not apply to:

(1)	purchases or repurchases of shares of the Company’s Series A Parity Securities pursuant to a contractually binding requirement to buy Series A Parity Securities existing prior to the commencement of the then-current dividend period, including under a contractually binding stock repurchase plan;

(2)	an exchange, redemption, reclassification or conversion of any class or series of Series A Parity Securities for any other class or series of Series A Parity Securities;

(3)	the purchase of fractional interests in shares of Series A Parity Securities under the conversion or exchange provisions of the Series A Parity Securities or the security being converted or exchanged; or

(4)	any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equal or junior to that stock.

(iii)	In addition, the foregoing limitation shall not restrict the ability of the Company or any of its affiliates (a) to engage in any market-making transactions in the Company’s Series A Junior Securities or Series A Parity Securities in the ordinary course of business or (b) to acquire record ownership in Series A Junior Securities or Series A Parity Securities for the beneficial ownership of any other persons (other than for the beneficial ownership by the Company or any of its subsidiaries), including as trustees or custodians.

(iv)	For the avoidance of doubt, the foregoing limitation shall not restrict the Company from taking any of the actions set forth above after the original issue date of the Series A Preferred Stock and prior to the first dividend payment date on the Series A Preferred Stock.

(h)    Notwithstanding the foregoing, when dividends are not declared and paid (or declared and duly provided for) on any dividend payment date (or, in the case of Series A Parity Securities having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) in full on the Series A Preferred Stock and any shares of Series A Parity Securities, all dividends declared upon the Series A Preferred Stock and all such Series A Parity Securities payable on such dividend payment date (or, in the case of Series A Parity Securities having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as all accumulated but unpaid dividends per share on the Series A Preferred Stock and all Series A Parity Securities payable on such dividend payment date (or, in the case of Series A Parity Securities having dividend payment dates different from the dividend payment dates pertaining to the Series A Preferred Stock, on a dividend payment date falling within the related dividend period for the Series A Preferred Stock) bear to each other; and any portion of such dividends not declared and paid (or declared and duly provided for) that are payable upon the Series A Preferred Stock in respect of such dividend period on such dividend payment date shall accumulate, and an amount equal to such undeclared portion of such dividends shall become payable out of funds legally available therefor upon the Company’s liquidation or winding up (or earlier redemption of such shares of Series A Preferred Stock), to the extent not paid prior to such liquidation or winding up or earlier redemption, as the case may be.

(i)    Subject to the foregoing, dividends (payable in cash, stock or otherwise) may be determined by the Board (or a duly authorized committee of the Board) and may be declared and paid on the Common Stock and any stock ranking, as to dividends, equally with or junior to the Series A Preferred Stock from time to time out of any funds legally available for such payment, and the shares of the Series A Preferred Stock shall not be entitled to participate in any such dividend.

5.    Liquidation.

(a)    Upon any voluntary or involuntary liquidation or winding up of the Company, holders of Series A Preferred Stock are entitled to receive out of assets of the Company available for distribution to shareholders, after satisfaction of liabilities to creditors, if any, and subject to the rights of holders of any shares of capital stock then outstanding ranking senior to or pari passu with the Series A Preferred Stock in respect of distributions upon liquidation or winding up of the Company, and before any distribution of assets is made to holders of Common Stock or any Series A Junior Securities, a liquidating distribution in the amount of $1,000 per share plus accumulated and unpaid dividends (whether or not declared), if any. Holders of the Series A Preferred Stock will not be entitled to any other amounts from the Company after they have received their full liquidation preference.

(b)    In any such distribution, if the assets of the Company are not sufficient to pay the liquidation preferences in full to all holders of the Series A Preferred Stock and all holders of Series A Parity Securities, the amounts paid to the holders of Series A Preferred Stock and to the holders of all such other stock will be paid pro rata in accordance with the respective aggregate liquidation preferences of those holders. In any such distribution, the “liquidation preference” of any holder of preferred stock means the amount otherwise payable to such holder in such distribution (assuming no limitation on the Company’s assets available for such distribution), including any unpaid, accrued, cumulative dividends, whether or not declared (and, in the case of any holder of stock other than the Series A Preferred Stock and on which dividends are non-cumulative, an amount equal to any declared but unpaid dividends, as applicable). If the liquidation preference has been paid in full to all holders of Series A Preferred Stock and any Series A Parity Securities, the holders of the Company’s Series A Junior Securities shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(c)    For purposes of this Section 5, the merger of the Company with or into any other entity, including a merger in which the holders of Series A Preferred Stock receive cash, securities or property for their shares, or the sale, lease or exchange of all or substantially all of the assets of the Company, for cash, securities or other property shall not constitute a liquidation or winding up of the Company.

6.    Redemption.

(a)    The Series A Preferred Stock is perpetual and has no maturity date, and is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series A Preferred Stock is not redeemable prior to September 30, 2027. On and after that date, shares of the Series A Preferred Stock at the time outstanding will be redeemable at the option of the Company, in whole or in part, from time to time, at a redemption price equal to $1,000 per share, plus accumulated and unpaid dividends (whether or not declared) to, but excluding, the date fixed for redemption. Holders of the Series A Preferred Stock will have no right to require the redemption or repurchase of the Series A Preferred Stock.

(b)    If shares of the Series A Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series A Preferred Stock to be redeemed, mailed not less than 30 calendar days nor more than 60 calendar days prior to the date fixed for redemption thereof (provided that, if the shares of the Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”), the Company may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth: (i) the redemption date, (ii) the number of shares of the Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder, (iii) the redemption price, (iv) the place or places where holders may surrender certificates evidencing shares of the Series A Preferred Stock for payment of the redemption price and (v) that dividends on the shares of the Series A Preferred Stock to be redeemed will cease to accrue on such redemption date.

(c)    If notice of redemption of any shares of Series A Preferred Stock has been given and if, on or prior to the redemption date specified in such notice, the funds necessary for such redemption have been set aside by the Company for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.

(d)    In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected pro rata (provided that, if the shares of Series A Preferred Stock are held in book-entry form through DTC, the shares of Series A Preferred Stock to be redeemed shall be selected in accordance with DTC procedures).

7.    Voting Rights.

(a)    Except as provided below or as expressly required by Texas law, the holders of shares of Series A Preferred Stock shall have no voting rights.

(b)    So long as any shares of Series A Preferred Stock remain outstanding, the approval of at least two-thirds of the votes entitled to be cast by the holders of the Series A Preferred Stock and all other series of Series A Parity Securities that the Company may issue with like voting rights, voting together as a single class, outstanding at the time, given in person or by proxy, either in writing or at a meeting, is required in order:

(i)	to authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation or winding up or reclassify any of the Company’s authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

(ii)	to amend, alter, repeal or replace the Amended and Restated Certificate of Formation, including by way of a merger or otherwise in which the Company may not be the surviving corporation or other entity, so as to materially and adversely affect and deprive holders of the Series A Preferred Stock of the rights, preferences, privileges or voting power of the Series A Preferred Stock (each, an “Event”);

(c)    For the purposes of the voting rights set forth above, neither of the following shall be deemed to materially and adversely affect the rights, preferences, privileges or voting power of holders of the Series A Preferred Stock:

(i)

the occurrence of any Event set forth in (b)(ii) above whereby any shares of the Series A Preferred Stock remain outstanding with the terms thereof materially unchanged, or shares of preferred stock into which the

Series A Preferred Stock are converted or exchanged in connection with such Event contain terms materially unchanged as compared to the terms of the Series A Preferred Stock, taking into account that, upon the occurrence of an Event, the Company may not be the surviving entity; and

(ii)	any increase in the amount of the authorized preferred stock, including the Series A Preferred Stock, or the creation or issuance of any additional Series A Preferred Stock or other series of preferred stock that the Company may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation or winding up.

If an Event set forth in (b)(ii) above materially and adversely affects the rights, preferences, privileges or voting power of the Series A Preferred Stock but not all of the series of Series A Parity Securities that the Company may issue from time to time upon which like voting rights have been conferred and are exercisable, the vote or consent that is required will be the vote or consent of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock and all such other similarly affected series, outstanding at the time (voting together as a single class).

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Company for the benefit of the holders of the Series A Preferred Stock to effect such redemption.

8.    Conversion Rights. The holders of shares of Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Company.

9.    Preemptive Rights. The holders of shares of Series A Preferred Stock will have no preemptive rights with respect to any shares of the Company’s capital stock or any of its other securities convertible into or carrying rights or options to purchase or otherwise acquire any such capital stock or any interest therein, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

10.    Transfer Agent. The Company shall appoint a transfer agent for the Series A Preferred Stock. The Company may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Company and the transfer agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

11.    Registrar. The Company shall appoint a registrar for the Series A Preferred Stock. The Company may, in its sole discretion, remove the registrar in accordance with the agreement between the Company and the registrar; provided that the Company shall appoint a successor registrar who shall accept such appointment prior to the effectiveness of such removal.

12.    Calculation Agent. The Company shall appoint a calculation agent for the Series A Preferred Stock prior to September 30, 2027. The Company may, in its sole discretion, remove the calculation agent in accordance with the agreement to be entered into between the Company and the calculation agent; provided that, if the Company elects to remove the calculation agent on or after

September 30, 2027, the Company shall appoint a successor calculation agent who shall accept such appointment prior to the effectiveness of such removal.

13.    No Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Amended and Restated Certificate of Formation, or as provided by Texas law.

* * * * *

The resolution set forth above has been duly adopted by all necessary action on the part of the Company.

[Signature page follows.]

IN WITNESS WHEREOF, the Company has caused this Statement of Designation to be duly executed in its name and on its behalf on this 15th day of September, 2017.

GENERAL MOTORS FINANCIAL COMPANY, INC.

By:	/s/ Frank E. Brown
Frank E. Brown III
Senior Vice President, Corporate Counsel and Secretary

Signature Page to Statement of Resolution